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                            MASTER SERVICES AGREEMENT

     AGREEMENT made this 1st day of April, 2003, between BISYS FUND SERVICES OHIO, INC. ("BISYS"), a Delaware corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219 and each entity that has executed this Agreement, as listed on the signature page hereto (each, the "Company"), each of which has its principal place of business at the address set forth below its signature. This Agreement shall be considered a separate agreement between BISYS and each Company, and references to "the Company", etc., shall refer to each Company separately. No Company shall be liable for the obligations of, nor entitled to the benefits of, any other Company under this Agreement.

     WHEREAS, BISYS and certain Companies entered into various agreements (the "Prior Agreements"), whereby BISYS agreed to perform transfer agency, fund accounting and administration services for such Companies, which has continued in effect through the date hereof;

     WHEREAS, the Company desires that BISYS perform, or continue to perform, transfer agency, fund accounting and administration services for the Company and each investment portfolio of the Company, as now in existence and listed on Schedule A hereto, or as hereafter may be established from time to time (individually referred to herein as the "Fund" and collectively as the "Funds");

     WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement; and

     WHEREAS, BISYS and Company wish to enter into a new Agreement in order to set forth the terms under which BISYS will perform the various services set forth herein for the Company;

     NOW, THEREFORE, in consideration of the covenants hereinafter contained, the Company and BISYS hereby agree as follows:

     1. Retention of BISYS

     The Company hereby retains BISYS to act as transfer agent, fund accountant and administrator of the Company and each of the Funds and to furnish the Company and each of the Funds with the transfer agency, fund accounting and administration services set forth in Section 2(a) through (c) below. BISYS and the Company hereby agree that BISYS will perform the services upon the terms set forth in this Agreement.

     BISYS shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Company or the Funds in any way, and shall not be deemed an agent of the Company or the Funds.


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     2. Services

     (a) Transfer Agency Services. BISYS shall perform for the Company the various services set forth in Schedule B hereto. BISYS also agrees to perform for the Company such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. BISYS shall perform such additional services as the parties mutually agree, for which the Company will pay BISYS the amounts agreed upon between them.

     (b) Fund Accounting Services. BISYS shall perform for the Company the fund accounting services described in Schedule C hereto. BISYS shall also perform such special accounting services, and furnish such reports, for the Company and the Funds to the extent agreed upon by the parties from time to time, for which the Company will pay BISYS the amounts agreed upon between them.

     (c) Administration Services. BISYS shall perform or, subject to Section 2(e) hereof, supervise the performance by others of administration services in connection with the operations of the Company and Funds, and, on behalf of the Company, shall investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Company's and Funds' operations. BISYS shall provide the Board with such reports regarding investment performance as it may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities.

     BISYS shall provide the Company with all necessary office space, equipment, personnel, compensation and facilities (including facilities for shareholders' and Board meetings) for handling the affairs of the Company and Funds and such other services as BISYS shall, from time to time, determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Board, BISYS shall make reports to the Board concerning the performance of its obligations hereunder.

     Without limiting the generality of the forgoing, BISYS shall perform the administration services described in Schedule D hereto in connection with the operations of the Company and each of the Funds. BISYS shall perform such other administration services for the Company and each of the Funds that are mutually agreed upon by the parties from time to time, for which the Company will pay BISYS the amounts agreed upon between them.

     (d) Additional Services. Except as explicitly set forth herein, BISYS shall only perform additional services as are provided on an amendment to the relevant Schedule, in consideration of such fees as the parties hereto agree.

     (e) Sub-Agents. BISYS may, with prior notice to the Company, appoint in writing other parties qualified to perform specific services reasonably acceptable to the Company (individually, a "Sub-Agent") to carry out some or all of its responsibilities


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under this Agreement with respect to a Fund; provided, however, that the
Sub-Agent shall be the agent of BISYS and not the agent of the Company or such Fund, and that BISYS shall be fully responsible for the acts of such Sub-Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-Agent. The Company acknowledges that BISYS has delegated BISYS Fund Services Limited Partnership ("BISYS LP") as a Sub-Agent to perform fund accounting and administration services for the Company and the Funds.

     3. Allocation of Charges and Expenses.

     (a) The Administrator. BISYS shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. BISYS shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Company and Trustees of the Company who are affiliated persons of BISYS or any affiliated corporation of BISYS; provided, however, that unless otherwise specifically provided, BISYS shall not be obligated to pay the compensation of any employee of the Company retained by the Board to perform services on behalf of the Company.

     (b) The Company. The Company assumes and shall pay or cause to be paid all other expenses of the Company not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of BISYS or any affiliated corporation of BISYS (fees for other "interested Trustees" may be paid by parties other than the Company), insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers.

     4. Fees and Expenses

     The Company shall pay BISYS (and/or at the direction of BISYS, BISYS LP or other Sub-Agent) for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, the Omnibus Fee Agreement attached hereto as Schedule E. Fees for any additional services to be provided by BISYS pursuant to an amendment to any of Schedules B, C or D shall be subject to mutual agreement at the time such amendment is proposed. The Company shall also reimburse BISYS (and/or at the direction of BISYS, BISYS LP or other Sub-Agent) for its reasonable out-of-pocket expenses as set forth in the Omnibus Fee Agreement. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.


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     5. Effective Date

     This Agreement shall become effective as of the date first written above (the "Effective Date").

     6. Term

     This Agreement shall continue in effect until March 31, 2006 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall continue in effect unless and until it is terminated as set forth in this paragraph. This Agreement may be terminated without penalty (i) by provision of advance written notice of nonrenewal to the other party at least 60 days prior to the end of the Initial Term, (ii) by mutual agreement of the parties, (iii) for "cause," as defined below, upon the provision of 60 days' advance written notice by the party alleging cause, or (iv) by provision of 60 days' advance written notice to the other party following the Initial Term.

     For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administration ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors or (d) a decision by the Board to terminate the Fund because it is not economically feasible. BISYS shall not terminate this Agreement pursuant to clause (a) above based solely upon the Company's failure to pay an amount to BISYS which is the subject of a good faith dispute, if (i) the Company is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (ii) the Company continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).

     Notwithstanding the foregoing, following any such termination, in the event that BISYS in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of the Company, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Company, in addition to the fees and expenses provided in the Omnibus Fee Agreement, the amount of all of BISYS's reasonable cash disbursements in connection with BISYS's activities in effecting such termination, including without limitation, the delivery to the Company and/or its distributor or


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investment adviser and/or other parties of the Company's property, records, instruments and documents.

     If, during the Initial Term, for any reason other than (i) mutual agreement of the parties or (ii) "cause" for termination of BISYS hereunder, BISYS's services are terminated hereunder, BISYS is replaced as transfer agent, fund accountant and/or administrator, or if a third party is added to perform all or a part of the services provided by BISYS under this Agreement (excluding any Sub-Agent appointed as provided in Section 1(e) hereof), then the Company shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to BISYS equal to the balance that would be due BISYS hereunder for the terminated services during the lesser of (x) the next six (6) months or (y) the number of months remaining in the then-current term of this Agreement, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by BISYS for each month shall be based upon the average assets, number of shareholder accounts and fees payable to BISYS monthly during the twelve (12) months prior to the date that services terminate, BISYS is replaced or a third party is added.

     In the event the Company or any Fund is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole (other than as permitted above) prior to the expiration of the Initial Term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide services consistent with this Agreement, including the number of funds, classes, accounts and net assets subject to such services. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which services are terminated, BISYS is replaced or a third party is added.

     The parties further acknowledge and agree that, in the event services are terminated, BISYS is replaced, or a third party is added, as set forth above,
(i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

     7. Standard of Care; Uncontrollable Events; Limitation of Liability

     BISYS shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Company for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of BISYS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against BISYS hereunder.

     BISYS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Company's reasonable request, BISYS shall provide supplemental information


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concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, BISYS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond BISYS's reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, BISYS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

     BISYS shall provide the Company, at such times as the Company may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of BISYS relating to the services provided by BISYS under this Agreement.

     NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL BISYS, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     8. Legal Advice

     BISYS may apply to the Company at any time for instructions and may consult with counsel for the Company and with accountants and other experts with respect to any matter arising in connection with BISYS's duties, and BISYS shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts. BISYS shall notify the Company at any time BISYS believes that it is in need of the advice of counsel (other than counsel in the regular employ of BISYS or any affiliated companies) with regard to BISYS's responsibilities and duties pursuant to this Agreement. After so notifying the Company, BISYS, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Company unless relating to a matter involving BISYS's willful misfeasance, bad faith, gross negligence or reckless disregard of BISYS's responsibilities and duties hereunder, and BISYS shall in no event be liable to the Company or any Fund or any shareholder or beneficial owner of the Company for any action reasonably taken pursuant to such advice.


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     9. Instructions / Certain Procedures, etc.

     BISYS shall be protected in acting upon any document that it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. BISYS will not be held to have notice of any change of authority of any officers, employees or agents of the Company until receipt of written notice thereof from the Company.

     Whenever BISYS is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in a Fund, BISYS shall be entitled to rely upon any certificate, letter or other instrument or communication (including electronic mail), reasonably believed by BISYS to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Company or by the shareholder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Company or any other person authorized by the Company's Board of Trustees (hereafter referred to as the "Board") or by the shareholder or shareholder's agent, as the case may be.

     As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the prospectuses and statements of additional information of the Company relating to the relevant Funds to the extent that such services are described therein unless BISYS receives written instructions to the contrary in a timely manner from the Company.

     The parties hereto may amend any procedures adopted, approved or set forth herein by written agreement as may be appropriate or practical under the circumstances, and BISYS may conclusively assume that any special procedure which has been approved by an executive officer of the Company (other than an officer or employee of BISYS) does not conflict with or violate any requirements of the Company's Declaration of Trust, by-laws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

     The Company acknowledges receipt of a copy of BISYS's policy related to the acceptance of trades for prior day processing (the "BISYS As-of Trading Policy"). BISYS may amend the BISYS As-of Trading Policy from time to time in its sole discretion. A copy of any such amendments shall be delivered to the Company upon request. BISYS may apply the BISYS As-of Trading Policy whenever applicable, unless BISYS agrees in writing to process trades according to such other as-of trading policy as may be adopted by the Company and furnished to BISYS by the Company.

     The Company acknowledges and agrees that deviations from BISYS's written transfer agent compliance procedures may involve a substantial risk of loss. In the event an authorized representative of the Company requests that an exception be made from any written compliance or transfer agency procedures adopted by BISYS, or any requirements of the written anti-money laundering program adopted by the Company (the


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"AML Program"), BISYS may in its sole discretion determine whether to permit such exception. In the event BISYS determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Company (other than an employee of BISYS) and delivered to BISYS (an "Exception"); provided that an Exception concerning the requirements of the Company's AML Program shall be authorized by the Company's AML Compliance Officer (as defined in Section 16(g) hereof). An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until BISYS receives written notice from the Company that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as BISYS acts in good faith, BISYS shall have no liability for any loss, liability, expenses or damages to the Company resulting from the Exception, and the Company shall indemnify BISYS and hold BISYS harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages resulting to BISYS therefrom.

     10. Indemnification

     The Company agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses (including reasonable investigation expenses) of every nature and character (collectively, "Losses") arising out of or in any way relating to BISYS's actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by the Company, the investment adviser, or custodian thereof; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

     BISYS shall indemnify, defend, and hold the Company, its employees, agents, directors, officers and nominees harmless from and against any and all Losses arising out of or in any way relating to BISYS's willful misfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder.

     The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not


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affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

     The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. The indemnifying party shall not effect any settlement without the consent of the indemnified party unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party and relieves the indemnified party of all fault. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

     11. Record Retention and Confidentiality

     BISYS shall keep and maintain on behalf of the Company all books and records that are customary or that the Company or BISYS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. BISYS further agrees that all such books and records shall be the property of the Company and to make such books and records available for inspection by the Company or by the Securities and Exchange Commission (the "Commission") at reasonable times.

     BISYS shall otherwise keep confidential all books and records relating to the Company and its shareholders, except when (i) disclosure is required by law,
(ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure, (iii) BISYS is requested to divulge such information by duly-constituted authorities or court process, or (iv) BISYS is requested to make a disclosure by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Company or the dealer of record as to such account. BISYS shall provide the Company with reasonable advance notice of disclosure pursuant to items (i) - (iii) of the previous sentence, to the extent reasonably practicable, so that the Company may seek a protective order or other appropriate remedy. The provisions of this Section 11 are subject to the provisions of Section 23.


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     12. Reports

     BISYS shall furnish to the Company and to its properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Company in writing, such reports at such times as are prescribed pursuant to this Agreement, or as subsequently agreed upon by the parties pursuant to an amendment to this Agreement. The Company agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient after a diligent examination, are not so reported promptly, a report will for all purposes be accepted by and binding upon the Company and any other recipient, and BISYS shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Company.

     13. Rights of Ownership

     All computer programs and procedures employed or developed by or on behalf of BISYS to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Company and all such other records and data shall be furnished to the Company in appropriate form as soon as practicable after termination of this Agreement for any reason.

     14. Return of Records

     BISYS may at its option at any time, and shall promptly upon the Company's demand, turn over to the Company and cease to retain BISYS's files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Company, such documents and records shall be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents shall be turned over to the Company unless the Company authorizes in writing the destruction of such records and documents.

     15. Bank Accounts

     BISYS is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Company with such bank or banks as are selected or approved by the Company, as may be necessary or appropriate from time to time in connection with the services required to be performed hereunder. The Company shall be deemed to be the customer of such Bank or Banks for all purposes in connection with such accounts. To the extent that the performance of such services hereunder shall require BISYS to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Company shall provide such


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bank or banks with all instructions and authorizations necessary for BISYS to effect such disbursements.

     16. Representations and Warranties of the Company

     (a) The Company represents and warrants to BISYS that:

     (i) It is duly organized and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

     (ii) It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

     (iii) It has been in, and shall continue to be in compliance in all material respects with all laws and regulations applicable to its business and operations;

     (iv) this Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties;

     (v) as of the close of business on the Effective Date, each Fund that is in existence as of the Effective Date has authorized unlimited shares; and

     (vi) shares of each Fund which are redeemed by the Company may be sold by the Company from its treasury.

     (b) The Company also represents and warrants that (i) the Company has adopted the written AML Program that has been submitted to BISYS pursuant to
Section 19, and has appointed an officer of the Company as the Company's anti-money laundering compliance officer ("AML Compliance Officer"), (ii) the AML Program and the designation of the AML Officer have been approved by the Board, (iii) the delegation of certain services thereunder to BISYS, as provided in Section 23, has been approved by the Board, and (d) the Company will submit any material amendments to the AML Program to BISYS for BISYS's review and consent, in accordance with Section 21, prior to its adoption.

     17. Representations and Warranties of BISYS

     (a) BISYS represents and warrants to the Company that:

     (i) It is a company duly incorporated and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;


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     (ii) It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

     (iii) It has been in, and shall continue to be in compliance in all material respects with all provisions of law, including Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), required in connection with the performance of its duties under this Agreement;

     (iv) The various procedures and systems which it has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Company and BISYS's records, data, equipment, facilities and other property used in the performance of its obligations hereunder (including its disaster recovery and business continuity plan) are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and

     (v) This Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

     (b) EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY BISYS ARE COMPLETELY DISCLAIMED.

     18. Insurance

     BISYS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Company, BISYS shall provide evidence that coverage is in place. BISYS shall notify the Company should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefore. BISYS shall notify the Company of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Company should the total outstanding claims made by BISYS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.


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     19. Information to be Furnished by the Company and Funds

     The Company has furnished to BISYS the following, as amended and current as of the Effective Date:

     (a) A copy of the Declaration of Trust of the Company and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

     (b) Copies of:

     (i)  The Company's by-laws and any amendments thereto;

     (ii) resolutions of the Board regarding (A) approval of this Agreement and authorization of officers of the Company to execute and deliver this Agreement and authorization for specified officers of the Company to instruct BISYS hereunder; and (B) authorization of BISYS to act for the Company in the capacities designated herein.

     (c) A list of all officers of the Company, with the Company's AML Compliance Officer included among the officers therein, and any other persons (who may be associated with the Company or its investment advisor), together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct BISYS in all matters.

     (d) Two copies of the following (if such documents are employed by the Company):

     (i)  Prospectuses and statements of additional information;

     (ii) Distribution agreement; and

     (iii) All other forms commonly used by the Company or its Distributor with regard to their relationships and transactions with shareholders of the Funds.

     (e) A copy of the Company's written AML Program, including related Policies and Procedures.

     20. Information Furnished by BISYS

     BISYS has furnished to the Company evidence of the following:

     (a) Approval of this Agreement by BISYS, and authorization of a specified officer of BISYS to execute and deliver this Agreement;

     (b) Authorization of BISYS to act for the Company in the capacities designated herein.


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     (c) The current BISYS "As-of" Trading Policy.

     21. Amendments to Documents

     The Company shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 19 hereof forthwith upon such amendments or changes becoming effective. In addition, the Company agrees that no amendments will be made to the prospectuses or statement of additional information of the Company, or the AML Program, which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Company first obtains BISYS's approval of such amendments or changes, which approval shall not be withheld unreasonably.

     22. Reliance on Amendments

     BISYS may rely on any amendments to or changes in any of the documents and other items to be provided by the Company pursuant to Sections 19 and 21 of this Agreement and, subject to the provisions of Section 7 hereof, the Company hereby indemnifies and holds harmless BISYS from and against any and all Losses which may result from actions or omissions on the part of BISYS in reasonable reliance upon such amendments and/or changes. Although BISYS is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 19 and 21 hereof, in the event the same relate to services provided by BISYS hereunder, BISYS shall have no liability for failure to comply with or take any action in conformity with such amendments or changes unless the Company first obtains BISYS's written approval of such amendments or changes.

     23. Compliance with Laws

     Except for the obligations of BISYS set forth in Section 11 hereof, the Company assumes full responsibility for the preparation, contents, and distribution of each prospectus of the Company as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS shall have no obligation to take cognizance of any laws relating to the sale of the Company's shares in performing its obligations under this Agreement, provided that nothing herein is intended to limit the obligations of BISYS or its applicable affiliate under any Distribution Agreement between BISYS or such affiliate and the Company. The Company represents and warrants that all shares of the Company that are offered to the public are covered by an effective registration statement under the 1933 Act and the 1940 Act.

     The Company acknowledges that it is a financial institution subject to the law entitled United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism ("U.S.A. Patriot") Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts") and shall comply with the AML Acts and applicable


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regulations adopted thereunder (collectively, the "Applicable AML Laws") in all relevant respects, subject to the delegation of certain responsibilities to BISYS, as provided in the next paragraph below.

     The Company hereby delegates to BISYS the performance, on behalf of the Company, of the anti-money laundering services set forth under Item 6 of Schedule B (the "AML Services") as concerns the shareholder accounts maintained by BISYS pursuant to this Agreement (including direct accounts; accounts maintained through FUND/SERV and Networking, to the extent provided below, and omnibus accounts, to the extent provided below). BISYS agrees to the foregoing delegation and agrees to perform such services in accordance with the Company's AML Program. In connection therewith, BISYS agrees to maintain policies and procedures, and related internal controls, that are consistent with the Company's AML Program and the requirement that the Company employ procedures reasonably designed to achieve compliance with the Applicable AML Laws, including the requirement to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under Section 5318 of the Bank Secrecy Act. BISYS's obligations under this delegation shall be subject to Sections 19 and 21, which require that the AML Program and any material amendments thereto be submitted to BISYS for its review and consent.

     The Company agrees and acknowledges that, notwithstanding the delegation provided for in the foregoing paragraph, the Company maintains full responsibility for ensuring that its AML Program is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of the Company, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

     In connection with the foregoing delegation, the Company also acknowledges that the performance of the AML Services involves the exercise of discretion which in some circumstances may result in consequences to the Company and its shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholder accounts). In this regard, (i) under circumstances in which the AML Program authorizes the taking of certain actions, BISYS is granted the discretion to take any such action as may be authorized under the AML Program, and consultation with Company shall not be required in connection therewith unless specifically required under the AML Program, and (ii) the Company instructs BISYS that it may avail the Company of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report thereunder.

     As concerns Networking Level III accounts and omnibus accounts, the AML Services performed by BISYS are subject to a more limited scope, as contemplated under the interim final rule of the Department of the Treasury, 31 CFR 103.130, effective April 24, 2002 (the "Interim Final Rule") and the performance by the Company of the risk-based evaluation of entities holding such accounts, as contemplated under the Interim Final Rule. The foregoing reference to the Interim Final Rule shall be deemed to include laws and regulations adopted subsequent to the Interim Final Rule, if and to the extent consistent therewith.


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     24. Notices

     Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Company, to it c/o HSBC Asset Management (Americas) Inc., 452 5th Avenue, 18th Floor, New York, New York 10018, Attn:
Richard A. Fabietti; with a copy to the Company at 3435 Stelzer Road, Columbus, Ohio 43219, Attn: President; and if to BISYS, to it at 3435 Stelzer Road, Columbus, Ohio 43219; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

     25. Assignment

     This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 25 shall not limit or in any way affect BISYS's right to appoint a Sub-Agent pursuant to Section 2(e) hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     26. Governing Law and Matters Relating to the Company.

     This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control. It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Company personally, but shall bind only the trust property of the Company. The execution and delivery of this Agreement have been authorized by the Board, and this Agreement has been signed and delivered by an authorized officer of the Company, acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Company as provided in the Company's Declaration of Trust.

     27. Activities of BISYS

     The services of BISYS rendered to the Company hereunder are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and Shareholders of the Company are or may be or become interested in BISYS, as officers, employees or otherwise and that partners, officers and employees of BISYS and its counsel are or may be or become similarly interested in the Company, and that BISYS may be or become interested in the Company as a Shareholder or otherwise


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                                                                  Execution Copy

     28. Privacy

     Nonpublic personal financial information relating to consumers or customers of the Company provided by, or at the direction of the Company to BISYS, or collected or retained by BISYS in the course of performing its duties, shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS except at the direction of the Company or as required or permitted by law (including Applicable AML Laws). BISYS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Company. The Company represents to BISYS that it has adopted a Statement of its privacy policies and practices as required by the Commission's Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

     29. Miscellaneous

     (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including, without limitation, the Prior Agreements.

     (c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

     (d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

                                    * * * * *


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                                                                  Execution Copy

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

HSBC INVESTOR FUNDS TRUST                 HSBC ADVISOR FUNDS TRUST


By:                                       By:
    -----------------------------------       ----------------------------------
Name:                                     Name:
Title:                                    Title:
Principal business address:               Principal business address:


HSBC INVESTOR PORTFOLIOS                  BISYS FUND SERVICES OHIO, INC.


By:                                       By:
    -----------------------------------       ----------------------------------
Name:                                     Name:
Title:                                    Title:
Principal business address:               Principal business address:


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                                                                  Execution Copy

                                   SCHEDULE A

                        TO THE MASTER SERVICES AGREEMENT

                            Dated as of April 1, 2003

Funds

HSBC Investor Portfolios

o    HSBC Investor International Equity Portfolio

o    HSBC Investor Fixed Income Portfolio

o    HSBC Investor Small Cap Equity Portfolio

o    HSBC Investor Limited Maturity Portfolio

HSBC Advisor Funds Trust

o    HSBC Investor International Equity Fund

o    HSBC Investor Fixed Income Fund

o    HSBC Investor Small Cap Equity Fund

HSBC Investor Funds Trust

o    HSBC Investor Overseas Equity Fund

o    HSBC Investor Bond Fund

o    HSBC Investor Opportunity Fund

o    HSBC Investor Limited Maturity Fund

o    HSBC Investor Money Market Fund

o    HSBC Investor U.S. Government Money Market Fund

o    HSBC Investor New York Tax-Free Money Market Fund

o    HSBC Investor New York Tax-Free Bond Fund

o    HSBC Investor Equity Fund

o    HSBC Investor Mid-Cap Fund

o    HSBC Investor Balanced Fund

o    HSBC Investor U.S. Treasury Money Market Fund

o    HSBC Investor Growth and Income Fund

o    HSBC Investor California Tax-Free Money Market Fund


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                                                                  Execution Copy

                                   SCHEDULE B

                        TO THE MASTER SERVICES AGREEMENT

                            Dated as of April 1, 2003

Transfer Agency Services

1.   Shareholder Transactions

          (a)  Process shareholder purchase and redemption orders.

          (b) Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

          (c) Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

          (d)  Issue periodic statements for shareholders.

          (e)  Process transfers and exchanges.

          (f) Process dividend payments, including the purchase of new shares, through dividend reimbursement.

          (g) Calculate and deduct applicable redemption fees from redemption payments.

2.   Shareholder Information Services

          (a) Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

          (b) Produce detailed history of transactions through duplicate or special order statements upon request.

          (c) Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders.

3.   Compliance Reporting

          (a) Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and the States in which the Fund is registered.

          (b) Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

          (c)  Issue tax withholding reports to the Internal Revenue Service.


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4.   Dealer/Load Processing (if applicable)

          (a) Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

          (b) Account for separation of shareholder investments from transaction sale charges for purchase of Fund shares.

          (c) Calculate fees due under 12b-1 plans for distribution and marketing expenses.

          (d) Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

5.   Shareholder Account Maintenance

          (a)  Maintain all shareholder records for each account in the Company.

          (b) Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

          (c)  Record shareholder account information changes.

          (d)  Maintain account documentation files for each shareholder.

6.   Anti-Money Laundering Services

          (a)  Verify shareholder identity upon opening new accounts.

          (b) Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to the Securities and Exchange Commission, the U.S. Treasury Department, the Internal Revenue Service or each agency's designated agent, in each case consistent with the Company's AML Program.

          (c) Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the Company's AML Program.

          (d) Create documentation to provide a basis for law enforcement authorities to trace illicit funds.

          (e) Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Company's AML Program, and make the same available for inspection by (i) the Company's AML Compliance Officer, (ii) any auditor of the Company's AML Program or related procedures, policies or controls that has been designated by the Company in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said


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               records or other documents available at the direction of the
               Company's AML Compliance Officer.

Transfer Agency Reports

7.   Daily Shareholder Activity Journal

8.   Daily Fund Activity Summary Report

          (a)  Beginning Balance

          (b)  Transactions

          (c)  Shareholder Transactions

          (d)  Reinvested Dividends

          (e)  Exchanges

          (f)  Adjustments

          (g)  Ending Balance

9.   Daily Wire and Check Registers

10.  Monthly Dealer Processing Reports

11.  Monthly Dividend Reports

12.  Sales Data Reports for Blue Sky Registration

13. A copy of the most recent report by independent public accountants describing control structure policies and procedures relating to transfer agency operations pursuant to AICPA Statement on Auditing Standards Number 70.

14. Such special reports and additional information that the parties may agree upon, from time to time.

15. In addition to the forgoing, following each quarterly period, BISYS will provide a report to the following effect pertaining to the AML Services rendered by BISYS hereunder during such quarterly period:

          (a) performed good order review for all new and reregistered accounts;

          (b) performed acceptance review for all monetary instruments received;

          (c) administered signature guarantee policy in accordance with prospectus requirements;


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          (d)  administered escrow hold policy in accordance with prospectus requirements;

          (e)  verified customer address changes;

          (f) verified customer identification for all new accounts and all name changes on existing accounts;

          (g) monitored all purchase transactions made with cash equivalents totaling in excess of $10,000 resulting in the filing of [x] Form 8300 reports during the period. The Fund does not accept cash or currency;

          (h) monitored all accounts for suspicious activity resulting in the filing of [x] Form SAR reports during the period;

          (i) reviewed shareholder names against lists of suspected terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control resulting in the freezing and reporting of [x] accounts during the period;

          (j) created the documentation necessary to provide a basis for law enforcement authorities to trace illicit funds; and

          (k) maintained all records and other documentation related to shareholder accounts and transactions required to e prepared and maintained pursuant to the Fund's anti-money laundering program for all BISYS transfer agent services.

          (l) *performed the required due diligence to help prevent the opening of any accounts for foreign shell banks during the period either directly or through correspondent accounts; and

          (m) *performed required due diligence on any new correspondent accounts opened during the period.

* The last two items will be provided in such report if the Company falls under the related USA PATRIOT Act provisions.


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                                                                  Execution Copy

                                   SCHEDULE C

                        TO THE MASTER SERVICES AGREEMENT

                            Dated as of April 1, 2003

Fund Accounting Services

BISYS will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 (the "Rule") under the Investment Company Act of 1940, as amended (the 1940 Act"):

          (a) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

          (b) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection
               (b)(2)(i) of the Rule;

          (c)  Separate ledger accounts required by subsection (b)(2)(ii) and
               (iii) of the Rule; and

          (d) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

In addition to the maintenance of the books and records specified above, BISYS shall perform the following accounting services daily for each Fund:

          (a) Calculate the net asset value per share utilizing prices obtained from the sources described in item (b) below;

          (b) Obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Fund's investment adviser or its designee, as approved by the Company's Board;

          (c) Monitor security prices in accordance with the Company's fair value policies and notify the Company of any deviations, and reasonably assist the Company in obtaining alternate fair value prices as requested;

          (d) Verify and reconcile security positions with the Funds' custodian;

          (e) Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;


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          (f)  Review daily the net asset value calculation and dividend factor
               (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

          (g) Report to the Board, or otherwise at the Company's request, the daily market pricing of securities in any money market Funds, with the comparison to the amortized cost basis;

          (h) Determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

          (i) Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Company;

          (j) Update fund accounting system to reflect rate changes, as received from a Fund's investment adviser or authorized pricing service, on variable interest rate instruments;

          (k)  Post Fund transactions to appropriate categories;

          (l) Accrue expenses of each Fund according to instructions received from the Company's Administrator;

          (m) Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

          (n) Provide accounting reports in connection with the Company's regular annual audit and other audits and examinations by regulatory agencies;

          (o) Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule; and

          (p) Prepare semi-annual and annual financial statements for each Fund for review by the Company's independent auditors.

BISYS shall also perform the following additional accounting services for each
Fund:

          (a) Provide monthly a hard copy of the unaudited financial statements described below, upon request of the Company. The unaudited financial statements will include the following items:

               o    Unaudited Statement of Assets and Liabilities,

               o    Unaudited Statement of Operations,

               o    Unaudited Statement of Changes in Net Assets, and

               o    Unaudited Condensed Financial Information.


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          (b)  Provide accounting information for the following:

               o federal and state income tax returns and federal excise tax returns;

               o the Company's semi-annual reports with the Securities and Exchange Commission ("SEC") on Form N-SAR and the N-CSR;

               o the Company's annual and semi-annual shareholder reports and quarterly Board meetings;

               o registration statements on Form N-1A and other filings relating to the registration of shares, including required performance information;

               o the Administrator's monitoring of the Company's status as a regulated investment Company under Subchapter M of the Internal Revenue Code, as amended;

               o    annual audit by the Company's auditors; and

               o    examinations performed by the SEC.


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                                                                  Execution Copy

                                   SCHEDULE D

                        TO THE MASTER SERVICES AGREEMENT

                            Dated as of April 1 2003

Administration Services

1. Calculate contractual Company expenses and control all disbursements for the Company, including administration of trustee compensation on behalf of each Company;

2. Prepare an annual projection of the Company's non-asset based expense accruals prior to the beginning of each fiscal year of the Company and monitor actual and accrued expenses;

3. As appropriate compute the Company's yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity;

4. Provide information and assistance to counsel to the Company in preparing and assist with filing (i) the annual update to the Company's registration statement on Form N-1A, (ii) other amendments to the Company's registration statement and supplements to its prospectus and statements of additional information, and (iii) notices of annual or special meetings of shareholders of the Company and proxy materials relating thereto, and file any of the foregoing with the Securities and Exchange Commission (the "SEC") upon the request of the Company or counsel to the Company;

5. Prepare such reports, applications and documents (including reports regarding the sale and redemption of shares of beneficial interest in the Company as may be required in order to comply with Federal and state securities laws) as may be necessary or desirable to register the shares of beneficial interest in the Company ("Shares") with state securities authorities, monitor the sale of Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Company and the Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the registration of the Company and the Shares with state securities authorities to enable the Company to make a continuous offering of its Shares;

6. Coordinate and prepare, with the assistance of the Funds' investment adviser and officers, communications to shareholders of record of the Funds ("Shareholders"), including the annual report to Shareholders; prepare and file with the SEC the semi-annual report for the Funds on Form N-SAR and N-CSR and all required notices pursuant to Rule 24f-2; coordinate and oversee the printing and distribution of prospectuses, supplements, proxy materials and reports to Shareholders; and coordinate the solicitation and tabulation of proxies in connection with and attend and otherwise assist with the conduct of the annual meeting of Shareholders each year, if one is held;


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7.   Administer contracts on behalf of the Company with, among others, the
     Company's investment adviser, distributor, custodian, transfer agent and fund accountant, including making revisions in accordance with the Company's direction;

8. Supervise the Company's transfer agent with respect to the payment of dividends and other distributions to Shareholders;

9. Calculate performance data of the Funds for dissemination to up to six (6) information services covering the investment company industry;

10. Coordinate and supervise the preparation and filing of the Company's tax returns;

11. Assist with the layout and printing of prospectuses and assist with and coordinate layout and printing of the Funds' semi-annual and annual reports to Shareholders;

12. Assist with the design, development, and operation of the Funds, including new classes, investment objectives, policies and procedures, and structure;

13. Make available appropriate individuals to serve as officers of the Company, upon designation as such by the Board, to serve in ministerial capacities related to services provided by BISYS as determined by the Board, or to serve in executive capacities subject to the provisions of Addendum D-1 hereto and the BISYS policies referred to therein;

14. Obtain, maintain and file fidelity bonds and directors and officers/errors and omissions insurance policies for the Company at the expense of the Company and Funds in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the Investment Company Act of 1940, as amended (the "1940 Act"), to the extent such bonds and policies are approved by the Board;

15. Monitor and advise the Company and its Funds on their regulated investment company status under the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, including with respect to the Company's "publicly traded partnership" status;

16. Perform required additional administration services and functions of the Company and each Fund to the extent administration services and functions are not provided to the Company or such Fund pursuant to the Company's or such Fund's investment advisory agreement, distribution agreement, custodian agreement, transfer agent agreement or fund accounting agreement as agreed between the parties;

17. Maintain corporate records on behalf of the Company, including, but not limited to, minute books, Declaration of Trust or certificate of incorporation and by-laws, and prepare, at the direction of the Company, amendments to the Company's Declaration of Trust and by-laws and file as necessary;

18. Assist in developing compliance procedures for each Fund to monitor compliance with the 1940 Act, NASD rules and other relevant regulations, and policies adopted


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     by the Fund's Board, and provide compliance monitoring services incorporating certain of those procedures, which will include, among other matters, compliance with each Fund's investment objective, defined investment policies, restrictions, and tax diversification, distribution and income requirements, as are determinable based upon the Fund's accounting records;

19. Monitor services provided under Shareholder Service Plans adopted by the Board and financial institutions that serve, or propose to serve, as shareholder services agents thereunder ("Shareholder Service Agents"); coordinate the services to be rendered by Shareholder Service Agents pursuant to Shareholder Service Agreements under Shareholder Service Plans, and review the qualifications of Shareholder Service Agents to serve as such under the relevant Shareholder Service Plan; coordinate and assist in the Company's execution and delivery of Shareholder Service Agreements; report to the Board regarding amounts paid under Shareholder Service Agreements and the nature of Services provided by the Shareholder Service Agents thereunder; and maintain appropriate records in connection with the foregoing;

20. Provide assistance and guidance to the Company with respect to matters governed by or related to regulatory requirements and developments including: monitoring regulatory and legislative developments which may effect the Company, and assisting in strategic planning in response thereto; assisting the Company in responding to and providing documents for routine regulatory examinations or investigations; and working closely with counsel to the Company in response to such routine or non-routine regulatory matter;

21. Assist the Company in preparing for and conducting Board meetings by (i) coordinating Board book production and distribution, (ii) subject to review and approval by the Company and its counsel, preparing Board agendas and minutes, (iii) preparing the relevant sections of the Board materials pertaining to the responsibilities of BISYS, (iv) assisting and coordinating special materials related to annual contract approvals and approval of rule 12b-1 plans and related matters, (v) attending Board meetings and recording the minutes, and (vi) performing such other Board meeting functions as agreed by the parties; and

22. Furnish advice and recommendations with respect to other aspects of the business and affairs of the Funds as the Company and BISYS shall determine desirable.


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                                  ADDENDUM D-1

     BISYS's provision of one or more individuals to serve as executive officers (including Chief Legal Officer) (any such person, a "BISYS EO") is subject to and conditioned upon the provisions of this Addendum D-1.

     BISYS has and will maintain policies applicable to the activities of any BISYS employee serving as a BISYS EO ("BISYS Policies"). BISYS shall select, and may replace, the specific employee that it makes available to serve in any BISYS EO position in BISYS's reasonable discretion, taking into account such person's responsibilities concerning, and familiarity with, the Company's operations.

     In the event any BISYS EO serves as the Company's principal executive and/or financial officer (each a "Certifying Officer"), the DCPs shall contain (or the Company and BISYS shall otherwise establish) mutually agreeable procedures governing the certification of any reports as required under the Sarbanes Oxley Act of 2002 and Rule 30a-2 under the 1940 Act (collectively, the "SO Laws"), and the parties shall comply with such procedures in all material respects. Among other things, the DCPs shall provide as follows:

1. The Company shall establish a committee (the "DCP Committee") to evaluate the Company's disclosure controls and procedures (the "DCPs") in accordance with Rule 30a-3 under the 1940 Act. The DCP Committee shall include the Company's principal executive and financial officers and Chief Legal Officer, but shall not be made up entirely of BISYS personnel. The DCP shall also contain such other individuals as may be reasonably necessary or appropriate to enable the DCP Committee obtain the cooperation of, and to oversee, each of the Company's agents that records, processes, summarizes, or reports information contained in any Fund N-CSR report (or other information from which such information is derived), including the investment adviser and custodian (each such agent, a "Service Provider").

2. The Company shall require sub-certifications on internal controls reasonably acceptable to the Certifying Officers be provided by Service Providers and consistent with the SO Laws upon which the Certifying Officers may rely in certifying a Fund's N-CSR report, and that such sub-certifications are delivered to the DCP Committee and the Certifying Officers sufficiently in advance of the DCP Committee meeting described in
     Item 3 below.

3. The DCP Committee shall (i) establish a schedule to ensure that all required disclosures in Form N-CSR, including the financial statements, for the Fund are identified and prepared in a timeframe sufficient to allow review, (ii) meet at least 10 days before the filing date of each Fund N-CSR report to review the accuracy and completeness of the such report, and (iii) record its considerations and conclusions in a written memorandum sufficient to support conclusions pertaining to DCPs as required by Item 9 of Form N-CSR. In conducting its review and evaluations, the DCP Committee shall:


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     (a)  review SAS 70 Reports pertaining to Service Providers, if applicable, or in the absence of any such reports, consider the adequacy of a sub-certification of the Service Provider. In cases where the SAS 70 report is dated more than 90 days prior to the issuance of the relevant N-CSR report, the DCP Committee shall request a written certification from the Service Provider regarding the continued application and effectiveness of internal controls described in the report, or descriptions of any changes in internal control structure, as of the date of such certification;

     (b) consider whether there are any significant deficiencies in the design or operation of the DCPs that could adversely affect a Fund's ability to record, process, summarize, and report financial data, and in the event that any such deficiencies are identified, disclose them to the Certifying Officers, the Fund's audit committee and its auditors;

     (c) consider whether, to the knowledge of any member of the DCP Committee, there has been or may have been any fraud, whether or not material, and in the event that any such occurrence is identified, ensure that this has been disclosed to the Certifying Officers and Chief Legal Officer, so that the such officers may inform the Fund's audit committee and its auditors; and

     (d) determine whether there have been any significant changes in internal controls or in other factors that could significantly affect internal controls since the date of the most recent prior evaluation of internal controls, including any whether corrective actions have been taken with regard to previously identified deficiencies and weaknesses, and take ensure that any such changes and corrective actions are reflected in the N-CSR report.

     Any BISYS EO that serves as a Certifying Officer shall have the full discretion to decline to certify a particular N-CSR report that fails to meet the standards set forth in the certification, to report matters involving fraud or other failure to meet the standards of applicable law to the audit committee of the Board, or in appropriate circumstances, and to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be (a) a material deviation from the BISYS Policies, (b) a violation of Sarbanes-Oxley or other applicable laws, or (c) a material deviation by the Company from the terms of this Agreement governing the services of such Certifying Officer that is not caused by such Certifying Officer or BISYS. In the event a BISYS EO resigns as described in the immediately preceding sentence, BISYS shall not be required to provide someone to fill such position until such time as BISYS has received reasonable assurances and evidence from the Company that the circumstance causing the BISYS EO to resign had been remedied.

     The Company's governing documents (such as its Declaration of Trust and by-laws) and/or resolutions of its Board shall contain mandatory indemnification provisions applicable to each BISYS EO and that are intended to have the effect of fully indemnifying such person and holding such person harmless with respect to any claims,


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liabilities and costs arising out of or relating to his or her service as an officer of the Company in good faith in a manner reasonably believed to be in the best interests of the Company, except to the extent he or she would otherwise be liable to the Company by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office, within the meaning of Section 17(h) of the 1940 Act.

     The Company shall provide coverage to each BISYS EO under its directors and officers liability policy that is appropriate to the BISYS EO's role and title, and that is consistent with coverage applicable to other executive management-level officers.

     Each BISYS EO that serves as a Certifying Officer may, and the Company shall, promptly notify BISYS of any issue, matter or event that would be reasonably likely to result in any claim by the Fund, the Fund's shareholders or any third party which involves an allegation that any N-CSR report failed to meet the standards of applicable laws or that any of the Company's Certifying Officers failed to exercise their obligations to the Fund in a manner consistent with the SO Laws and any other applicable laws.

     Notwithstanding any provision of this Agreement that expressly or by implication provides to the contrary, (a) it is expressly agreed and acknowledged that BISYS cannot ensure that the Company complies with the SO Laws, and (b) so long as any BISYS EO acts in good faith and in a manner reasonably believed to be in the best interests of the Company (and would not otherwise be liable to the Company by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office), the Company shall indemnify such BISYS EO and BISYS and hold them both harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or resulting from the service of such BISYS EO as a Certifying Officer or other executive officer of the Company.


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                                   SCHEDULE E

                        TO THE MASTER SERVICES AGREEMENT

                            Dated as of April 1, 2003

                      Omnibus Fee Agreement attached hereto


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